Exhibit 99.1

The Container Store Group, Inc. Announces Preliminary Third Quarter Sales Results

Ahead of Participation in the ICR Conference

COPPELL, Texas, January 13, 2020 -- The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced preliminary sales results for the third quarter ended December 28, 2019.

•	The Company’s consolidated net sales are estimated to be $228.7 million, representing an increase of 3.2% from $221.6 million in the third quarter of fiscal 2018.
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Comparable store sales are estimated to increase 3.0% with Custom Closets sales expected to be up 10.2%, contributing approximately 420 basis points of the increase in comparable store sales. Other product categories are expected to decline 2.0%, negatively contributing to comparable store sales by approximately 120 basis points. This expected decline was more than entirely driven by a decrease in holiday departments’ sales, which are expected to decline 12.2% and negatively contribute 200 basis points.

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The Company continues to expect third quarter fiscal 2019 net income per share to be down as compared to the same quarter last year driven by previously discussed investments related to opening the second distribution center and incremental Custom Closets marketing investments.

Melissa Reiff, CEO stated, “We are pleased with our preliminary third quarter results and expect to deliver comparable store sales in line with our expectations. Our performance continues to be led by our highly differentiated Custom Closets business which is a key priority for us as we focus on expanding our share of the estimated $6 billion addressable market. As expected, performance in our holiday departments was a detractor, but our efforts to focus more on Custom Closets and our everyday product offerings more than offset the holiday departments’ sales decline.”

As previously announced, the Company will participate in the ICR Conference, held at the JW Marriott Orlando Grande Lakes in Orlando, Florida. The Company is scheduled to host a fireside chat on Tuesday, January 14, 2020, at 9:00 a.m. Eastern Time.  The event will be webcast live over the internet and can be accessed at investor.containerstore.com. An online archive will be available for a period of 30 days following the discussion.

The preliminary financial results provided above are based on the Company’s current estimate of its results for the third quarter of fiscal 2019, and remain subject to change based on the completion of closing and review procedures and the execution of the Company’s internal control over financial reporting.

The Company plans to report its full third quarter fiscal 2019 financial results after market close on Tuesday, February 4, 2020.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about our preliminary financial results for the third quarter of fiscal 2019, future opportunities; expectations regarding our goals, strategies, priorities and initiatives; plans to drive more brand awareness and attain market share gains; statements regarding our addressable market for Custom Closets; and statements regarding our second distribution center.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our optimization plan may not result in improved sales and profitability; our inability to open or relocate new stores, or remodel existing stores, in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; risks relating to the opening of a second distribution center; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet-based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; effects of tax reform; and uncertainty with respect to tax and trade policies, tariffs and government regulations affecting trade between the United States and other countries.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10‑K filed with the Securities and Exchange Commission, or SEC, on May 30, 2019, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading retailer of storage and organization products and solutions – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to help customers accomplish projects, maximize their space and make the most of their home. The Container Store also offers a full suite of custom closets designed to accommodate all sizes, styles and budgets.

Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for inspiration, tips and real solutions to everyday organization challenges, and www.whatwestandfor.com to learn more about the company’s unique culture.

Investors:

ICR, Inc.

Farah Soi/Caitlin Churchill

203-682-8200

Farah.Soi@icrinc.com

Caitlin.Churchill@icrinc.com

or

Media:

The Container Store Group, Inc.

Mara Richter, 972-538-6893

publicrelations@containerstore.com